STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 03/31/2003
030213381 - 3548455

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES OF THE SERIES A AND SERIES B PREFERRED STOCK OF L.A. EUROPE GROUP, INC.

I, Victor Minca, the President of L. A. Europe Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify:

That pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation on November 27, 2002, adopted the following resolutions:

"**FURTHER RESOLVED,** that in connection with the Agreement the Company hereby authorizes the issuance of a class of preferred stock known as Series A Preferred Stock ("Preferred Stock"); and be it

FURTHER RESOLVED that the designations, powers, preferences and rights of such Preferred Stock be, and they hereby are, as set forth below:"

and also pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation on February 28, 2003, adopted the following resolution:

"**RESOLVED,** that the Corporation is authorized to issue a series of preferred stock entitled Series B Preferred Stock, and that the designations, powers, preferences and rights of the Series B Preferred Stock be, and they hereby are, as set forth below:"

1. Number of Shares of Preferred Stock. The Corporation hereby authorizes the issuance of 2,000 shares of preferred stock par value $.001 per share designated as Series A Preferred Stock (the "Series A Preferred"), and the issuance of 100 shares of preferred stock par value $.001 per share designated as Series B Preferred Stock (the "Series B Preferred") (collectively, "Preferred Stock"). Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series A Preferred or Series B Preferred then issued and outstanding, by resolution adopted by the Board of Directors.

2. Voting. (a) Except as provided by law or by Section 2(b) below, holders of Series A Preferred shall have the right to vote on any matter affecting the Corporation in the same manner and on the same basis as shares of common stock (except for the number of votes per share) on all matters requiring the approval of holders of common stock or preferred stock. Each share of Series A Preferred shall be entitled to 25,000 votes per share. Except as otherwise provided by law, the holders of Series B Preferred shall not have the right to vote on any matters that come before the stockholders of the Corporation.

(b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Preferred Stock so as to affect adversely the Preferred Stock, without the written consent or affirmative vote of the holders of at least two thirds of the then outstanding shares of Preferred Stock to be affected by amendment, alteration or repeal, given in writing or by vote at a meeting, consenting or voting (as the case may be,) separately as a class. For this purpose, without

limiting the generality of the foregoing, the authorization or issuance of any series of preferred stock with preference or priority over or on a parity with the Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the designated class of Preferred Stock.

3. Restrictions. The Corporation will not modify the terms of the Preferred Stock at any time when shares of Preferred Stock are outstanding, without the approval of the holders of at least two thirds of the then outstanding shares of Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation's Certificate of Incorporation, as amended.

4. Assignment. Subject to all applicable restrictions on transfer, the rights and obligations of the Corporation and the holder of Preferred Stock shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.

5. Liquidation Preference. (a) The holders of the Series B Preferred shall have a liquidation preference as described below in the event of any of the following events:

(i) any liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) or the separate sale, liquidation, dissolution (not involving a failure to pay annual fees or taxes which can be cured) or winding up of any or all of Internet De Centroamerica S.A., I.A. Europe Group Costa Rica, S.A., I.A. Europe Group Villa, S.A., or El Sueno Tropical Mountain Resort, S.A., (collectively, the "Defined Subsidiaries"), not also involving the liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary;

(ii) The sale of all or substantially all of the assets of the Corporation or of any of the Defined Subsidiaries; or

(iii) the occurrence of a "change of control" of the Corporation or of any of the Defined Subsidiaries. For purposes of this section, a "change of control" shall refer to any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is or becomes a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the common stock of the Corporation or any of the Defined Subsidiaries, excluding, however, the first record holder of the Series A Preferred, and any "affiliate" of such first record holder as the term "affiliate" is defined under Rule 12b-2 of the regulations promulgated under the Exchange Act.

Before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of the common stock of the Corporation, the holders of the shares of Series B Preferred shall be entitled to receive an amount equal to the following in the case of any of the specified events in (i) through (iii) above:

(a) $50,000 in the case of Internet De Centroamerica S.A. (substantially all of the assets of this company shall be defined as its Internet/web service provider business);
(b) $850,000, in the case of I.A. Europe Costa Rica, S.A. (substantially all of the assets of this company shall be defined as the 170 hectacres in San Juan de Barbacoas de Puriscal, San Jose, Costa Rica);
(c) $850,000 in the case of I.A. Europe Group Villa, S.A. (substantially all of the assets of this company shall mean the house or villa in Villas Malibu, Guachipelin de Escazu, San Jose, Costa Rica); and
(d) $50,000 in the case of El Sueno Tropical Mountain Resort, S.A. (substantially all of the assets of the company shall mean its hotel resort in Costa Rica).

The above amounts shall be distributed in an amount per share divided by the total number of outstanding shares of Series B Preferred. To the extent the available assets are insufficient to fully satisfy such amounts, then the holders of the Series B Preferred shall share ratably in such distribution in the proportion that the number of each holder's Series B Preferred shares bears to the total number of shares of Series B Preferred outstanding.

(b) After the payment of all amounts owing to the holders of stock ranking prior to the common stock, the holders of common stock shall share ratably in the distribution of the remaining available assets of the Corporation in the proportion that each holder's shares bears to the total number of shares of common stock outstanding.

(c) Written notice of the sale of all or substantially all of the assets of, or any liquidation, dissolution or winding up of the Corporation or one or more Defined Subsidiaries, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series B Preferred at their respective addresses as the same shall appear in the records of the Corporation.

6. Record Holders. The Corporation may deem and treat the record holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Certificate of Designation on March 31, 2003.

I.A. Europe Group, Inc.

By: ______________________

Victor Minca, President

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